Exhibit 3.1

ARTICLES OF INCORPORATION
(PURSUANT TO NRS 78)

1. Name of Corporation: Mercury Internet Corporation

2. Registered Agent Names and Street Address: Form-A-Corp LLC, 2950 E. Flamingo Road, Suite B, Las Vegas, Nevada 89121.

3. Shares: Number of share with par value: 205,000,000 Par Value $.001
Number of share without par value: none.

4. Names and Addresses of Board of Directors/Trustees:

William Greenberg, 23 Sylvia Lane, Lincoln, RI 02685

Mitchell Manoff, 5 Circle Road, Muttontown, NY 11791

Pamela Calabrese, 5706 Applewood Circle, Carmel, NY 10512

5. Purpose: Any lawful purpose.

6. Name, Address and Signature of Incorporator: Meryl Barnes, Mgr, /s/ Form-A-Corp LLC, 2950 E. Flamingo Road, Suite B, Las Vegas, NV 89121.

7. Certification of Acceptance of Appointment of Resident Agent: I herebyaccept appointment as Registered Agent for the above named corporation. /s/ Form-A-Corp LLC June 30, 2005.